Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

Enterprise Reports Record Results for First Quarter 2018

Houston, Texas (Monday, April 30, 2018) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months ended March 31, 2018.

First Quarter 2018 Highlights

	Three months ended March 31,
	2018	2017
($ in millions, except per unit amounts)
Operating income	$1,139	$1,032
Net income (1)	$912	$771
Fully diluted earnings per unit (1)	$0.41	$0.36
Net cash flow provided by operating activities (2)	$1,234	$876
Total gross operating margin (3)	$1,586	$1,469
Adjusted EBITDA (3)	$1,687	$1,414
Distributable cash flow (3)	$1,391	$1,129

(1)	Net income and fully diluted earnings per unit for the first quarter of 2018 included a non-cash gain on the step acquisition of an unconsolidated affiliate of $37 million, or $0.02 per unit.
(2)
Net cash flow provided by operating activities includes the impact of the timing of cash receipts and payments related to operations.  For the first quarters of 2018 and 2017, the net effect of changes in operating accounts, which are a component of net cash flow provided by operating activities, were  reductions of $203 million and $289 million, respectively.

(3)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and distributable cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Net income attributable to limited partners was $901 million, or $0.41 per unit on a fully diluted basis, for the first quarter of 2018, compared to $761 million, or $0.36 per unit on a fully diluted basis, for the first quarter of 2017.

•
Enterprise increased its cash distribution with respect to the first quarter of 2018 by 3.0 percent to $0.4275 per unit, or $1.71 per unit annualized, compared to $0.415 per unit with respect to the first quarter of 2017.  This is the 55th consecutive quarterly increase and the 64th increase since the partnership’s initial public offering in 1998. This distribution will be paid on May 8, 2018 to unitholders of record as of the close of business on April 30, 2018.

•
Excluding proceeds from asset sales, Enterprise generated a 23 percent increase in distributable cash flow to a record $1.4 billion for the first quarter of 2018, which provided 1.5 times coverage of the $0.4275 per unit distribution.  The partnership retained $458 million of distributable cash flow for the first quarter of 2018, providing financial flexibility to fund growth capital projects and decrease the need to issue additional equity.

•	First Quarter Volume Highlights

	Three months ended March 31,
	2018	2017
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	6.2	5.4
Marine terminal volumes (million BPD)	1.6	1.4
Natural gas pipeline volumes (TBtu/d)	13.0	11.4
NGL fractionation volumes (MBPD)	824	799
Fee-based natural gas processing volumes (Bcf/d)	4.4	4.5
Equity NGL production volumes (MBPD)	165	150

As used in this press release, “NGL” means natural gas liquids, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “Bcf/d” means billion cubic feet per day; and “TBtu/d” means trillion British thermal units per day.

•	Capital investments were $1.1 billion during the first quarter of 2018, including $66 million of sustaining capital expenditures.

“Enterprise reported record operating and financial results for the first quarter of 2018, which is seasonally our strongest quarter,” said Jim Teague, chief executive officer of Enterprise’s general partner.  “Our liquid and natural gas pipelines had volumes of 6.2 million barrels per day, which is a record, and 13 trillion Btus per day, respectively.  Enterprise’s pipelines had volume increases in crude oil, NGL and natural gas production from the Permian basin and the resurgence of the Rocky Mountains and Haynesville Shale regions.  Our Midland-to-ECHO crude oil pipeline system, which was in limited service during the first quarter 2018, averaged 400 MBPD net to our expected 80 percent ownership interest.   Our integrated midstream system continued to benefit from strong domestic and international demand for energy products.  The partnership’s Petrochemical & Refined Products Services segment benefited from this strong demand as well as the reduction in commissioning costs of our propane dehydrogenation, or PDH, facility.  Finally, our marine terminals had another strong quarter handling approximately 1.6 million barrels per day of NGLs, crude oil, refined products and petrochemicals.”

“This strong operational performance generated record financial performance for the first quarter of 2018.  Distributable cash flow provided 1.5 times coverage of our distribution for the quarter.  Based on retained distributable cash flow of $458 million for the first quarter 2018 and our current expectations for the remainder of the year, we do not expect to issue any equity in 2018 to fund our growth capital investments other than through our distribution reinvestment and employee unit purchase programs,” stated Teague.

“Our engineering and operating teams have exhibited their ‘best in class’ execution in 2018.  We currently expect the Midland-to-ECHO crude oil pipeline system will have approximately 575 MBPD of gross transportation capacity depending on the quality of crude oil shipped.  This is over 25 percent, or approximately 125 MBPD, more than originally expected.  Based on this performance, we will continue to evaluate whether or not we would still need to repurpose an NGL pipeline into crude oil service to meet the growing demand to transport barrels from Midland to Houston.  We completed the commissioning of our PDH facility and began commercial service in April 2018.  Finally, we began commissioning activities for our Orla I natural gas processing plant in the Permian basin in April 2018.  We expect our ninth NGL fractionator to begin operations later in the second quarter of 2018.  With regard to business development, while we do not have any new projects to announce, we are seeing a noticeable pick up in discussions and negotiations and expect to announce new organic growth projects later this year,” concluded Teague.

Review of First Quarter 2018 Results

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment was a record $885 million for the first quarter of 2018, compared to $856 million for the first quarter of 2017.

Gross operating margin from Enterprise’s natural gas processing business and related NGL marketing activities was $249 million for the first quarter of 2018, compared to $278 million for the first quarter of 2017.  Gross operating margin from the partnership’s natural gas processing plants increased approximately $33 million quarter-to-quarter primarily due to higher processing margins, including the impact of hedging activities, from our Rocky Mountain and South Texas processing plants.  Gross operating margin from Enterprise’s NGL marketing activities decreased $63 million, primarily due to lower sales volumes partially offset by higher average sales margins.

Enterprise’s natural gas processing plants reported fee-based processing volumes of 4.4 Bcf/d in the first quarter of 2018, compared to 4.5 Bcf/d in the first quarter of 2017.  The partnership’s equity NGL production increased to 165 MBPD this quarter from 150 MBPD for the first quarter of 2017, with most of the increase coming from our Rocky Mountain plants.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $54 million, or 12 percent, to $509 million for the first quarter of 2018.  NGL pipeline transportation volumes increased 62 MBPD to 3.3 million BPD for the first quarter of 2018.  The partnership’s total NGL marine terminal volumes were a record 575 MBPD for the first quarter of 2018 compared to 569 MBPD for the first quarter of 2017.

Enterprise’s ATEX ethane pipeline reported an $18 million increase in gross operating margin for the first quarter of 2018, primarily due to a 32 MBPD increase in transportation volumes.  Gross operating margin from our Seminole, Chaparral and affiliated pipelines increased $23 million quarter-to-quarter primarily due to higher average transportation fees and volumes.  On a combined basis, NGL transportation volumes for these pipelines increased 37 MBPD quarter-to-quarter.  Gross operating margin from our South Texas NGL pipeline system decreased $8 million quarter-to-quarter primarily due to lower transportation volumes, which decreased 39 MBPD for the first quarter of 2018.

The partnership’s ethane export terminal at Morgan’s Point reported a $12 million increase in gross operating margin driven by a 75 MBPD increase in loading volumes.  Gross operating margin at the Enterprise Hydrocarbons Terminal (“EHT”) on the Houston Ship Channel decreased $11 million, primarily due to a 68 MBPD decrease in LPG and propylene loadings in the first quarter of 2018 compared to the first quarter of 2017.  Enterprise’s NGL storage facilities in Mont Belvieu and Louisiana reported a $9 million increase in gross operating margin primarily due to higher volumes and fees.

Enterprise’s NGL fractionation business reported gross operating margin of $127 million for the first quarter of 2018 compared to $123 million for the first quarter of 2017.  Total NGL fractionation volumes increased 25 MBPD to 824 MBPD in the first quarter of 2018.

Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment was $220 million for the first quarter of 2018 compared to $265 million for the first quarter of 2017.  Total crude oil pipeline volumes were a record 2.0 million BPD for the first quarter of 2018 compared to 1.4 million BPD for the first quarter of 2017.  Total crude oil marine terminal volumes were 634 MBPD for the first quarter of this year compared to 475 MBPD for the first quarter of last year.

Gross operating margin from our Midland-to-ECHO pipeline system and related marketing activities was a combined loss of $60 million in the first quarter of 2018. This included $114 million of non-cash, mark-to-market losses on financial instruments executed to hedge the basis spread between Midland and Houston crude oil prices on approximately 75 MBPD of uncommitted capacity.  These hedges represent approximately 56% of the pipeline’s expected uncommitted capacity through 2019 at an average value of $2.58 per barrel.  These non-cash, mark-to-market losses were due to the recent widening of Midland to Houston basis spreads to an average of $5.86 per barrel through 2019 as observed on March 31, 2018.

“In the first quarter of 2017, we initiated a program to hedge a portion of our uncommitted capacity on the Midland-to-ECHO pipeline at spreads well in excess of our long-term contracted rates to enhance our return on investment.  While these hedges have resulted in temporary non-cash, mark-to-market losses, which will be reversed as the hedges are settled and the physical volumes have been delivered, we expect the return on investment from this project to significantly exceed our original expectations assisted by these hedges and the indicative value of the remaining uncommitted capacity that has not been hedged,” said Teague.

In the first quarter of 2018, the Midland-to-ECHO system had 400 MBPD of transportation volumes, net to Enterprise’s expected 80 percent ownership interest.  A third party has exercised its option to acquire a 20 percent interest in the Midland-to-Sealy segment of the Midland-to-ECHO pipeline and its related commercial activities for approximately $200 million.  This transaction is expected to be completed in mid-2018 subject to the execution of definitive agreements.  Under terms of the transaction, the buyer will be credited at closing for 20 percent of the pipeline’s earnings since it was placed into service in November 2017.  Gross operating margin for the Midland-to-ECHO pipeline for the first quarter of 2018 was reduced by $24 million in connection with this arrangement.

Gross operating margin from other marketing activities decreased $46 million, primarily due to lower sales margins and non-cash, mark-to-market losses, mostly attributable to widening basis spreads negatively affecting hedges of uncommitted transportation capacity on Basin Pipeline from Midland to Cushing.

Enterprise’s South Texas Crude Oil pipeline system reported a $40 million increase in gross operating margin for the first quarter of 2018 compared to the first quarter of 2017, primarily due to reservation fees of $24 million from a new capacity lease agreement with the Midland-to-ECHO Pipeline.   Gross operating margin from our West Texas System and equity investment in the Eagle Ford Crude Oil pipeline system increased a combined $7 million, primarily due to higher volumes.

Gross operating margin from our ECHO and Midland terminals increased an aggregate $10 million quarter-to-quarter primarily due to higher volumes.   Gross operating margin from EHT increased $8 million, primarily due to a 181 MBPD increase in volumes.

Natural Gas Pipelines & Services – Enterprise’s Natural Gas Pipelines & Services segment reported a $27 million, or 16 percent, increase in gross operating margin to $198 million for the first quarter of 2018 from the first quarter of 2017.  Total natural gas transportation volumes were 13.0 TBtu/d for the first quarter of 2018 compared to 11.4 TBtu/d for the first quarter of 2017.

Gross operating margin from the Texas Intrastate system increased $10 million, or 13 percent, to $84 million for the first quarter of 2018.  This increase was primarily due to higher firm capacity and other fees in the first quarter of 2018.  Natural gas pipeline volumes for this system were 4.4 TBtu/d the first quarter of 2018 compared to 4.3 TBtu/d for the same quarter of last year.

Gross operating margin from our Haynesville gathering system increased $6 million quarter-to-quarter primarily due to higher gathering volumes and treating revenues.   Our BTA natural gas gathering system, which we acquired in April 2017, contributed an additional $5 million of gross operating margin in the first quarter of 2018.  Total volumes for these systems increased 0.6 TBtu/d to a record 0.9 TBtu/d in the first quarter of 2018.  The Jonah gathering system reported a $5 million increase in gross operating margin for the first quarter of 2018, primarily due to higher volumes.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 50 percent to $272 million for the first quarter of 2018 from $182 million for the first quarter of 2017.  Total segment pipeline transportation volumes were 852 MBPD for the first quarter of 2018 compared to 827 MBPD for the first quarter of last year.  Refined products and petrochemical marine terminal volumes were 370 MBPD for the first quarter of 2018 compared to 399 MBPD for the same quarter of last year.

The partnership’s propylene business reported gross operating margin of $129 million for the first quarter of 2018 compared to $69 million in the first quarter of 2017.   Approximately $42 million of this increase in gross operating margin was attributable to higher sales margins at Enterprise’s Mont Belvieu propylene fractionators.  Commissioning costs at our PDH facility for the first quarter of 2018 decreased $14 million when compared to the first quarter of 2017.

Propylene production volumes were 105 MBPD this quarter compared to 80 MBPD for the first quarter of last year.

Gross operating margin for Enterprise’s butane isomerization and related operations increased $14 million to $25 million for the first quarter of 2018, primarily due to higher volumes.  One of the partnership’s three butane isomerization towers had 26 days of unplanned downtime during the first quarter of 2017.

Gross operating margin for Enterprise’s octane enhancement and high-purity isobutylene business increased $14 million for the first quarter of 2018 compared to the first quarter of 2017, primarily due to higher volumes.  Total plant production volumes were 26 MBPD for the first quarter of 2018 compared to 20 MBPD for the first quarter of 2017.

Capitalization

Total debt principal outstanding at March 31, 2018 was $25.6 billion, including $3.2 billion of junior subordinated notes, to which the debt rating agencies ascribe partial equity content.  At March 31, 2018, Enterprise had consolidated liquidity of approximately $5.0 billion, which was comprised of unrestricted cash on hand and available borrowing capacity under our revolving credit facilities.

Total capital spending in the first quarter of 2018 was $1.1 billion, which included $66 million of sustaining capital expenditures.  For 2018, we currently expect to invest approximately $3.2 to $3.4 billion for growth capital expenditures and approximately $315 million for sustaining capital expenditures.

Conference Call to Discuss First Quarter 2018 Earnings

Enterprise will host a conference call today to discuss first quarter 2018 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and export and import terminals; crude oil  gathering, transportation, storage and export and import terminals; petrochemical and refined products transportation, storage, export and import terminals and related services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 50,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 Bcf of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
     Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended March 31,
	2018	2017
Revenues	$9,298.5	$7,320.4
Costs and expenses:
Operating costs and expenses	8,222.7	6,333.2
General and administrative costs	53.0	50.4
Total costs and expenses	8,275.7	6,383.6
Equity in income of unconsolidated affiliates	115.7	94.8
Operating income	1,138.5	1,031.6
Other income (expense):
Interest expense	(252.1)	(249.3)
Other, net	30.2	(5.3)
Total other expense, net	(221.9)	(254.6)
Income before income taxes	916.6	777.0
Provision for income taxes	(5.1)	(6.0)
Net income	911.5	771.0
Net income attributable to noncontrolling interests	(10.8)	(10.3)
Net income attributable to limited partners	$900.7	$760.7

Per unit data (fully diluted):
Earnings per unit	$0.41	$0.36
Average limited partner units outstanding (in millions)	2,177.2	2,134.9

Supplemental financial data:
Net cash flow provided by operating activities	$1,233.6	$875.6
Total debt principal outstanding at end of period	$25,618.5	$23,624.8

Non-GAAP distributable cash flow (1)	$1,390.6	$1,128.6
Non-GAAP Adjusted EBITDA (2)	$1,686.6	$1,414.4
Gross operating margin by segment:
NGL Pipelines & Services	$884.9	$856.0
Crude Oil Pipelines & Services	220.0	264.6
Natural Gas Pipelines & Services	197.9	170.9
Petrochemical & Refined Products Services	271.9	181.8
Total segment gross operating margin (3)	1,574.7	1,473.3
Net adjustment for shipper make-up rights (4)	11.5	(4.2)
Non-GAAP total gross operating margin (5)	$1,586.2	$1,469.1
Capital spending:
Capital expenditures	$946.5	$430.4
Cash used for business combinations, net of cash received	149.8	16.0
Investments in unconsolidated affiliates	37.9	13.7
Other investing activities	0.9	--
Total capital spending	$1,135.1	$460.1

(1) See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(2) See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(3) Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(4) Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.
(5) See Exhibit F for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.	Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended March 31,
	2018	2017
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,287	3,225
NGL marine terminal volumes (MBPD)	575	569
NGL fractionation volumes (MBPD)	824	799
Equity NGL production (MBPD) (2)	165	150
Fee-based natural gas processing (MMcf/d) (3)	4,364	4,489
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,034	1,356
Crude oil marine terminal volumes (MBPD)	634	475
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (4)	13,029	11,429
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	105	80
Butane isomerization volumes (MBPD)	113	92
Standalone DIB processing volumes (MBPD)	78	83
Octane additive and related plant production volumes (MBPD)	26	20
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	852	827
Refined products and petrochemicals marine terminal volumes (MBPD)	370	399
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	6,173	5,408
Natural gas pipeline transportation volumes (BBtus/d)	13,029	11,429
Equivalent pipeline transportation volumes (MBPD) (5)	9,602	8,416
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,579	1,443

(1)   Operating rates are reported on a net basis, which takes into account our ownership interests, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)   Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)   “BBtus/d” means billion British thermal units per day.
(5)   Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.									Exhibit C
Selected Commodity Price Information
							Polymer Grade Propylene,	Refinery Grade Propylene,
	Natural Gas,			Normal Butane,		Natural Gasoline,			WTI Crude Oil,	LLS Crude Oil,
		Ethane,	Propane,		Isobutane,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound	$/barrel	$/barrel
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)	(4)	(4)
2017 by quarter:
1st Quarter	$3.32	$0.23	$0.71	$0.98	$0.94	$1.10	$0.47	$0.32	$51.91	$53.52
2nd Quarter	$3.19	$0.25	$0.63	$0.76	$0.75	$1.07	$0.41	$0.28	$48.28	$50.31
3rd Quarter	$2.99	$0.26	$0.77	$0.91	$0.92	$1.10	$0.42	$0.28	$48.20	$51.62
4th Quarter	$2.93	$0.25	$0.96	$1.04	$1.04	$1.32	$0.49	$0.35	$55.40	$61.07
YTD 2017 Averages	$3.11	$0.25	$0.77	$0.92	$0.91	$1.15	$0.45	$0.31	$50.95	$54.13

2018 by quarter:
1st Quarter	$3.01	$0.25	$0.85	$0.96	$1.00	$1.41	$0.53	$0.33	$62.87	$65.79

(1)   Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)   NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)   Polymer-grade propylene prices represent average contract pricing for such product as reported by IHS Chemical, a division of IHS Inc. (“IHS Chemical”). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS Chemical.
(4)   Crude oil prices are based on commercial index prices for West Texas Intermediate (“WTI”) as measured on the New York Mercantile Exchange and for Louisiana Light Sweet (“LLS”) as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.77 per gallon during the first quarter of 2018 versus $0.66 per gallon for the first quarter of 2017.

Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  Energy commodity prices fluctuate for a variety of reasons, including supply and demand imbalances and geopolitical tensions.

A change in our consolidated marketing revenues due to higher energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable increases in the purchase prices of the underlying energy commodities.

Enterprise Products Partners L.P.	Exhibit D
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,
	2018	2017
Net income attributable to limited partners (GAAP)	$900.7	$760.7
Adjustments to GAAP net income attributable to limited partners to derive non-GAAP distributable cash flow:
Add depreciation, amortization and accretion expenses	431.0	402.3
Add distributions received from unconsolidated affiliates	122.4	102.5
Subtract equity in income of unconsolidated affiliates	(115.7)	(94.8)
Subtract sustaining capital expenditures (1)	(66.3)	(48.0)
Subtract net gains attributable to asset sales	(0.5)	(0.3)
Add cash proceeds from asset sales	1.1	2.0
Subtract gain on the acquisition of equity method investment	(37.0)	--
Add non-cash expense attributable to changes in fair value of the Liquidity Option Agreement	7.5	5.5
Add non-cash expense or subtract benefit attributable to changes in fair value of derivative instruments	136.9	(20.3)
Add non-cash asset impairment and related charges	0.9	11.2
Add other miscellaneous adjustments to derive non-GAAP distributable cash flow, as applicable	9.6	7.8
Distributable cash flow (non-GAAP)	1,390.6	1,128.6
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flow provided by operating activities:
Add sustaining capital expenditures reflected in distributable cash flow	66.3	48.0
Subtract cash proceeds from asset sales reflected in distributable cash flow	(1.1)	(2.0)
Subtract the net effect of changes in operating accounts, as applicable	(203.1)	(288.8)
Add or subtract miscellaneous non-cash and other amounts to reconcile non- GAAP distributable cash flow with GAAP net cash flow provided by operating activities, as applicable	(19.1)	(10.2)
Net cash flow provided by operating activities (GAAP)	$1,233.6	$875.6

(1)   Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

Distributable cash flow
Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP liquidity measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flow provided by operating activities.

Enterprise Products Partners L.P.			Exhibit E
Adjusted EBITDA - UNAUDITED
($ in millions)			For the Twelve Months Ended March 31,
	For the Three Months Ended March 31,
	2018	2017	2018
Net income (GAAP)	$911.5	$771.0	$2,996.1
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Subtract equity in income of unconsolidated affiliates	(115.7)	(94.8)	(446.9)
Add distributions received from unconsolidated affiliates	122.4	102.5	502.9
Add interest expense, including related amortization	252.1	249.3	987.4
Add provision for income taxes	5.1	6.0	24.8
Add depreciation, amortization and accretion in costs and expenses	403.5	384.3	1,585.1
Add non-cash asset impairment and related charges	0.9	11.2	39.5
Subtract net gains attributable to asset sales	(0.5)	(0.3)	(10.9)
Subtract gain on the acquisition of equity method investment	(37.0)	--	(37.0)
Add non-cash expense attributable to changes in fair value of the Liquidity Option Agreement	7.5	5.5	66.3
Add losses or subtract gains attributable to unrealized changes in the fair market value of commodity derivative instruments	136.8	(20.3)	180.2
Adjusted EBITDA (non-GAAP)	1,686.6	1,414.4	5,887.5
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flow provided by operating activities:
Subtract interest expense, including related amortization, reflected in Adjusted EBITDA	(252.1)	(249.3)	(987.4)
Subtract provision for income taxes reflected in Adjusted EBITDA	(5.1)	(6.0)	(24.8)
Subtract distributions received for return of capital from unconsolidated affiliates	(14.9)	(12.0)	(52.2)
Add or subtract the net effect of changes in operating accounts, as applicable	(203.1)	(288.8)	117.9
Subtract miscellaneous non-cash and other amounts to reconcile non- GAAP Adjusted EBITDA with GAAP net cash flow provided by operating activities	22.2	17.3	83.3
Net cash flow provided by operating activities (GAAP)	$1,233.6	$875.6	$5,024.3

Adjusted EBITDA
Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit F
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,
	2018	2017
Total gross operating margin (non-GAAP)	$1,586.2	$1,469.1
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(394.3)	(376.2)
Subtract non-cash asset impairment charges not reflected in gross operating margin	(0.9)	(11.2)
Add net gains attributable to asset sales not reflected in gross operating margin	0.5	0.3
Subtract general and administrative costs not reflected in gross operating margin	(53.0)	(50.4)
Operating income (GAAP)	$1,138.5	$1,031.6

Total gross operating margin
We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses, (ii) impairment charges, (iii) gains and losses attributable to asset sales, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (4) to Exhibit A of this press release.